CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2015 relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of Manning & Napier Fund, Inc. – Core Bond Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Independent Registered Public Accounting Firm, and Counsel”, and “ Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 31, 2015